Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUINCE THERAPEUTICS, INC.

Quince Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.

The Corporation was originally incorporated, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 20, 2012, under the name “Cortexyme, Inc.”

B.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Amendment”) was duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Article IV, Section 1 of the Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE IV

Section 1. The total number of shares of all classes of stock that the Corporation has authority to issue is 260,000,000 shares, consisting of two classes: 250,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Effective as of 11:59 p.m. Eastern time, on April 10, 2026 (the “Effective Time”), each ten shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall be combined into one share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.”

C.	This Certificate of Amendment shall be effective as of 11:59 p.m. Eastern time, on April 10, 2026.

D.

This Certificate of Amendment was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Section 242 of General Corporation Law of the State of Delaware at the annual meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, Quince Therapeutics, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on April 9, 2026.

Quince Therapeutics, Inc.

By:	/s/ Dirk Thye
Name:	Dirk Thye
Title:	Chief Executive Officer